EXHIBIT 99.1

PLYMOUTH OPPORTUITY REIT, INC. APPOINTS DANIEL C. WRIGHT AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

BOSTON, MA, May 6, 2014—Plymouth Opportunity REIT, Inc. today announced that it is terminating its advisory agreement with Plymouth Real Estate Investors, Inc., effective today, and the appointment of Daniel C. Wright as Executive Vice President and Chief Financial Officer, effective May 1, 2014.  Mr. Wright is replacing Donna Brownell, who is leaving the company to pursue other opportunities.

In connection with the previously announced termination of the company’s public offering, which is effective today, and as part of the company’s ongoing exploration of strategic alternatives for growth, the company’s board of directors has elected to terminate the advisory agreement with its advisor and to cause the company to become an internally managed REIT effective immediately.

Mr. Wright brings more than 30 years of significant accounting and financial reporting experience within the real estate industry.  He was a principal with Carleton Advisory Group, where he was responsible for providing financial and operating expertise to commercial and hospitality investment firms and emerging companies, from 2009 until joining Plymouth; chief financial officer of Pyramid Advisors in Boston, where he managed the financial affairs of the company, from 2005 to 2009; and chief financial officer of Prism Venture Partners, where he managed the financial and legal affairs of the company, from 1999 to 2005.

Jeffrey E. Witherell, Chief Executive Officer of the Plymouth Opportunity REIT, commented, “We are very pleased to have Dan join the Plymouth team.  He has tremendous financial and management expertise and will provide valuable leadership in pursuing our objective of building a great company and creating stockholder value.”

Contact: Jeffrey E. Witherell

               (617) 340-3826